Exhibit 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to incorporation by reference in the Registration Statement (no. 33-87110, 33-98482, 333-06757 and 333-85936) on Form S-8 of The Beard Company
our report  dated March 28,  2005,  except for the last  paragraph of Note 1 and
Note 5, for which the effective date is April 11, 2006, relating to the balance sheets of The Beard Company and subsidiaries as of December 31, 2004 and 2003, and the related statements of operations, shareholders' equity (deficiency) and cash flows for the years ended December 31, 2004, 2003 and 2002, which report appears in the December 31, 2004, annual report on Form 10-KA of The Beard Company.

                                            COLE & REED P.C.

Oklahoma City, Oklahoma
March 28, 2005, except for the last
    paragraph of Note 1 and Note 5, for which the effective date is April 11, 2006